Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results

for the First Quarter of 2008

CAMBRIDGE, MA — May 7, 2008 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended March 31, 2008.

For the first quarter of 2008, the Company reported a net loss of $13.3 million, compared with a net loss of $17.0 million for the same period last year. At March 31, 2008, the Company had cash, cash equivalents, and marketable securities of $123.6 million, compared with $135.9 million at December 31, 2007.

“We are pleased that the FDA has clarified our path forward regarding the ANDA for M-Enoxaparin and anticipate submitting the amendment addressing the potential for immunogenicity in the third quarter of this year,”  commented Craig A. Wheeler, President and Chief Executive Officer. “During the quarter, we were particularly pleased to have been part of a scientific collaboration that worked with our co-founder, Dr. Ram Sasisekharan at M.I.T., to investigate the heparin contamination issue.  We believe our work with this team is a testament to the quality and capabilities of Momenta’s technology and people.”

First Quarter 2008 Financial Results

Revenue for the first quarter of 2008 was $4.2 million, compared to $2.2 million for the same period last year. The increase in revenue was a result of increased reimbursable expenses for the M-Enoxaparin program and increased amortization income.

Research and development expenses for the first quarter of 2008 were $12.9 million, compared to $13.8 million for the same period last year. The decrease in research and development expenses was primarily due to decreases in manufacturing and process development costs in our M356, M-Enoxaparin and M118 programs and a decrease in stock-based compensation expense.

General and administrative expenses for the first quarter of 2008 totaled $5.8 million, compared with $7.7 million for the same period last year. The decrease in general and administrative expenses was primarily due to a decrease in stock-based compensation expense and a reduction in professional fees and other legal expenses.

Recent Corporate Developments

On April 29, 2008, the Company announced that it had received regulatory guidance from the Food and Drug Administration (FDA) regarding the Abbreviated New Drug Application (ANDA) for M-Enoxaparin.  Momenta is developing M-Enoxaparin, a technology-enabled generic version of Lovenox®, in collaboration with Sandoz, the generics division of Novartis AG.  Based on the FDA’s guidance and the preliminary assessment by Sandoz and Momenta, the companies plan to submit an amendment to the ANDA in the third quarter of 2008.

On April 23, 2008, two peer-reviewed journal articles were released that were co-authored by scientists from the FDA, M.I.T., several other academic institutions and Momenta.  A publication in Nature Biotechnology, titled “Oversulfated chondroitin sulfate is a contaminant in heparin associated with adverse clinical events”, describes the identification of a contaminant in heparin associated with adverse clinical events.  A paper in the New England Journal of Medicine, titled “Contaminated heparin associated with adverse clinical events and activation of the contact system”, describes the biological and potential clinical effects of the contaminant identified in batches of heparin linked to adverse events.

On April 4, 2008, the Company presented clinical data from a Phase 1 study of M118 at the American Society for Clinical Pharmacology and Therapeutics (ASCPT) Annual Meeting in Orlando, Florida. One of the key findings was that an Activated Clotting Time (ACT) reading of greater than 200 seconds was achieved in the higher dose cohorts, suggesting that an intravenous bolus administration of M118 can produce ACT levels comparable to levels expected with standard heparin doses used in conjunction with Percutaneous Coronary Intervention (PCI) procedures.

On March 4, 2008, Momenta announced that James M. Roach, M.D., had been appointed as the Company’s new Chief Medical Officer and Senior Vice President of Development.

Conference Call Information

Management will host a conference call on Wednesday, May 7, 2008 at 10:00 am EDT to discuss these results and provide an update on the Company.  To access the call, please dial (877) 419-6592 (domestic) or (719) 325-4878 (international) prior to the scheduled conference call time and provide the access code 7437817.  A replay of the call will be available approximately two hours after the call and will be accessible through May 14, 2008.  To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and provide the access code 7437817.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through June 7, 2008.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the FDA’s assessment of the ANDA for M-Enoxaparin or the timing of submission of the amendment to the M-Enoxaparin ANDA, and the Company’s participation in a scientific collaboration regarding heparin contamination may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trade names and service marks are the property of Momenta Pharmaceuticals, Inc. Other trademarks or service marks appearing in this press release are the property of their respective owners and are not the property of Momenta Pharmaceuticals, Inc. or its subsidiaries.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
Assets
Cash and marketable securities	$123,558	$135,937
Restricted cash	1,778	1,778
Other assets	23,306	30,583
Total assets	$148,642	$168,298
Liabilities and Stockholders’ Equity
Current liabilities	$14,929	$22,412
Other liabilities	17,168	18,346
Stockholders’ equity	116,545	127,540
Total liabilities and stockholders’ equity	$148,642	$168,298

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007

Collaboration revenue	$4,152	$2,242
Operating expenses:
Research and development*	12,913	13,772
General and administrative*	5,781	7,703
Total operating expenses	18,694	21,475
Loss from operations	(14,542)	(19,233)
Other income, net	1,204	2,270
Net loss	$(13,338)	$(16,963)
Basic and diluted net loss per share	$(0.37)	$(0.48)
Shares used in computing basic and diluted net loss per share	35,740	35,584

*Includes stock-based compensation of the following:
Research and development	$736	$1,256
General and administrative	$1,266	$2,259

Contact:

Beverly Holley

Momenta Pharmaceuticals, Inc.

617-395-5189